Exhibit 99.1

Embrace Change Acquisition Corp. Receives Nasdaq Notice Regarding Late Form 10-Q Filing

San Diego, California, December 26, 2023 - Embrace Change Acquisition Corp. (“Embrace Change” or the “Company”) (NASDAQ: EMCG; EMCGU; EMCGR; EMCGW), a special purpose acquisition company, announced today that on December 22, 2023, it received a delinquency notification letter from the Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company is not in compliance with the continued listing requirements under Nasdaq Listing Rule 5250(c)(1) (the “Rule”) because the Company did not timely file its Quarterly Report on Form 10-Q for the period ended September 30, 2023 (the “Form 10-Q”).

The Notice has no immediate effect on the listing or trading of the Company’s securities on the Nasdaq Stock Market. The Notice states that the Company has 60 calendar days from the date of the Notice, or February 20, 2024, to submit a plan to regain compliance with the Rule. If Nasdaq accepts the Company’s plan to regain compliance, then Nasdaq may grant the Company up to 180 calendar days from the prescribed due date of the Form 10-Q, or May 20, 2024, to file the Form 10-Q to regain compliance. The Company continues to work diligently to finalize its Form 10-Q and plans to file its Form 10-Q as promptly as possible to regain compliance with the Rule.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires disclosure of receipt of a deficiency notification.

About Embrace Change Acquisition Corp.

The Company is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the Company’s search for an initial business combination, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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